Exhibit 99.3

SUBCERTIFICATION OF CHIEF OPERATING OFFICER AND SECRETARY/TREASURER

IN SUPPORT OF

SECTION 1350 CERTIFICATIONS

(CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER)

In connection with the Annual Report of Conn’s, Inc. (the “Company”) on Form 10-K for the fiscal year ended January 31, 2005 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), we, William C. Nylin, Jr., President and Chief Operating Officer of the Company, and David R. Atnip, Senior Vice President and Secretary/Treasurer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(i)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(ii)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: April 5, 2005	/s/ William C. Nylin, Jr.
William C. Nylin, Jr.
President and Chief Operating Officer

/s/ David R. Atnip
David R. Atnip
Senior Vice President and Secretary/Treasurer

Schedule II-Valuation and Qualifying Accounts

Conn’s, Inc.

Col A	Col B	Col C		Col D	Col E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts- Describe	Deductions- Describe[1]	Balance at End of Period
Year ended January 31, 2003
Reserves and allowances from asset accounts:
Allowance for doubtful accounts	117	4,125	—	(4,125)	117

Year ended January 31, 2004
Reserves and allowances from asset accounts:
Allowance for doubtful accounts	117	4,657	—	(2,855)	1,919

Year ended January 31, 2005
Reserves and allowances from asset accounts:
Allowance for doubtful accounts	1,919	5,637	—	(5,345)	2,211

[1]	Uncollectible accounts written off, net of recoveries

S-1